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Exhibit 99
                                                              PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                       ANNOUNCES THE DISTRIBUTION
                  FOR THE THIRD QUARTER OF FISCAL 2005

RED BANK, N.J. July 28, 2005 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 57 cents per unit, payable on August 31, 2005 to holders of record on August 12, 2005. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution was 20 cents or 54.1% higher than the distribution for the third quarter of fiscal 2004. He noted that information received to date from the operating companies indicated that a combination of higher levels of gas sales and higher gas prices, coming at a time of a comparatively flat exchange rate, were the most likely factors behind the increase.

Mr. Van Kirk pointed out that the amount of the distribution per unit was affected by an increase in the number of units outstanding. This increase in units outstanding, a 2.6% dilution, resulted from the distribution of 234,681 Trust units to the States of Delaware and New York on June 30, 2005. This distribution completed implementation of the February 26, 1996 consent decree and agreement concerning previously unlocated holders of Trust units or shares of predecessor corporations, and eliminated the need for any payments of lump sum amounts to presenting claimants. That requirement has been in effect since the date at which the Trust's predecessor company was reorganized in 1957.

In the area covered by the Trust's higher royalty rate agreement, gas sales increased by 20.9% from 15.2 billion cubic feet ("Bcf") to 18.3 Bcf, and the average price of gas sold increased 30.7% from 1.1276 Euro cents per kilowatt hour ("Ecents/Kwh") to 1.4738 Ecents/Kwh. Based on the transfer of royalties from Germany received under the higher royalty rate agreement, the average value of the Euro declined from month to month during the quarter. The average value of the Euro for the quarter just ended increased 1.2 % from a dollar equivalent of $1.2124 last year to $1.2264 in the current year.

Total distributions of $1.80 per unit for the first nine months of fiscal 2005 were 54 cents per unit or 42.9% higher than the amount distributed for
the same period last year.   Including this distribution, during the last
twelve months the Trust has distributed $2.13 per unit. Distributions are made to Trust unit owners from royalties received from oil, sulfur and gas sales from royalty holdings in Germany. The August distribution reflects royalties received from sales made during the second calendar quarter of 2005. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com.
Website: www.neort.com